EXHIBITS 5.1, 8.1 & 23.1

[Letterhead of Thacher Proffitt & Wood LLP]

February 24, 2005

UBS Securities LLC 1285 Avenue of the Americas New York, New York 10019
Opinion:	Underwriting Agreement (Tax)

Mortgage Asset Securitization Transactions, Inc.

MASTR Asset Backed Securities Trust 2006-FRE1, Mortgage Pass-Through Certificates, Series 2006-FRE1

Ladies and Gentlemen:

We have acted as counsel to UBS Real Estate Securities Inc. (the “Seller”), Mortgage Asset Securitization Transactions, Inc. (the “Depositor”) and UBS Securities LLC (the “Underwriter”) in connection with (i) the Assignment and Recognition Agreement, dated February 14, 2006 (the “Seller Sale Agreement”), among the Seller, the Depositor and Fremont Investment & Loan (the “Originator”), (ii) the Pooling and Servicing Agreement, dated as of February 1, 2006 (the “Pooling and Servicing Agreement”), among the Depositor, Wells Fargo Bank, N.A as master servicer and trust administrator (the “Master Servicer” and the “Trust Administrator”), Wells Fargo Bank, N.A as servicer (the “Servicer”) and U.S. Bank National Association (the “Trustee”), and the certificates issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 2006-FRE1 (the “Certificates”), (iii) the Indemnification Agreement, dated as of February 14, 2006 (the “Servicer Indemnification Agreement”), between the Depositor and the Servicer, (iv) the Indemnification Agreement, dated as of February 14, 2006 (the “Originator Indemnification Agreement”), between the Depositor and the Originator, (v) the Indemnification Agreement, dated as of February 14, 2006 (the “Master Servicer Indemnification Agreement”), between the Depositor and the Master Servicer, (vi) the Indemnification Agreement, dated as of February 14, 2006 (the “Trustee Indemnification Agreement”), between the Depositor and the Trustee, (vii) the Indemnification Agreement, dated as of February 14, 2006 (the “Radian Indemnification Agreement”), between the Depositor and Radian Guaranty Inc., (viii) the Indemnification Agreement, dated as of February 14, 2006 (the “Bear Stearns Indemnification Agreement”), between the Depositor and Bear Stearns Financial Products, Inc., (ix) the Indemnification Agreement, dated as of February 14, 2006 (the “Servicer Indemnification Agreement”), between the Depositor and the Servicer, (x) the Underwriting Agreement, dated February 14, 2006 (the “Underwriting Agreement”), between the Depositor and the Underwriter, (xi) the Swap Administration Agreement, dated as of February 24, 2006 (the “Swap Administration Agreement”), among the Seller, the Trustee and Wells Fargo Bank, N.A. (in such capacity, the “Swap Administrator”), (xii) the Term Sheet Supplement, dated as of February 6, 2006 (the “Term Sheet Supplement”) and (xiii) the Prospectus Supplement, dated as of February 14, 2006 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated as of June 2, 2005, (the “Base Prospectus” together with the Prospectus Supplement, the

“Prospectus”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Originator Indemnification Agreement, the Master Servicer Indemnification Agreement, the Trustee Indemnification Agreement, the Radian Indemnification Agreement, the Bear Stearns Indemnification Agreement, the Servicer Indemnification Agreement, the Underwriting Agreement and the Swap Administration Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the “1933 Act”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.

Each of the Agreements to which the Seller or the Depositor is a party has been duly authorized, executed and delivered by such party. The issuance, offer, sale and delivery of the Certificates have been duly authorized by the Depositor.

2.

Each of the Agreements to which the Seller or the Depositor is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against that party.

3.

The statements made in the Base Prospectus and the Prospectus Supplement under the heading “Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

4.

Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes within the meaning of the Code in effect on the date hereof, (i) each of REMIC I, REMIC II,

REMIC III, REMIC IV, REMIC V and REMIC VI will qualify as a REMIC within the meaning of the Code, (ii) the REMIC I Regular Interests will represent ownership of the “regular interests” in REMIC I, and the Class R-I Interest will constitute the sole class of “residual interests” in REMIC I, (iii) the REMIC II Regular Interests will represent ownership of the “regular interests” in REMIC II, and the Class R-II Interest will constitute the sole class of “residual interests” in REMIC II, (iv) each of the Class A Certificates and the Class M Certificates (exclusive of any right of the holders of such Certificates to receive distributions from or obligation to make payments to the Net WAC Rate Carryover Reserve Account in respect of the Net WAC Rate Carryover Amount or the Swap Account), the Class CE Interest, the Class P Interest and the Class Swap-IO Interest will represent ownership of “regular interests” in REMIC III and will generally be treated as debt instruments of REMIC III, and the Class R-III Interest will constitute the sole class of “residual interests” in REMIC III, (v) the Class CE Certificates (exclusive of any obligation to make payments to the Net WAC Rate Carryover Reserve Account in respect of the Net WAC Rate Carryover Amount) will represent ownership of “regular interests” in REMIC IV and will generally be treated as debt instruments of REMIC IV, and the Class R-IV Interest will constitute the sole class of “residual interests” in REMIC IV, (vi) the Class P Certificates (exclusive of the right to any Servicer Prepayment Charge Payment Amounts) will represent ownership of “regular interests” in REMIC V and will generally be treated as debt instruments of REMIC V, and the Class R-V Interest will constitute the sole class of “residual interests” in REMIC V, (vii) REMIC VI Regular Interest Swap-IO will represent ownership of “regular interests” in REMIC VI, and the Class R-VI Interest will constitute the sole class of “residual interests” in REMIC VI, (viii) the Class R Certificates will evidence ownership of the Class R-I Interest, Class R-II Interest and Class R-III Interest and (ix) the Class R-X Certificates will evidence ownership of the Class R-IV Interest, the Class R-V Interest and the Class R-VI Interest.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “Federal Income Tax Consequences” and “Legal Matters,” without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

By: /s/ THACHER PROFFITT & WOOD LLP